Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated December 22, 2011 related to the consolidated financial statements of TMF Kent Partners, LLC and subsidiaries and the financial statements of KTL 303 LLC as of October 31, 2011 and for the year then ended, appearing in this Registration Statement (Form S-8 No. 333-) pertaining to the Stock Incentive Plan for Employees (2014) of Toll Brothers, Inc., dated March 13, 2014.

/s/ WeiserMazars LLP

New York, New York
March 13, 2014